Contacts:
Rachael Scherer	David Folkens
Investor Relations	Public Relations
763/505-2694	763/505-2634

FOR IMMEDIATE RELEASE

MEDTRONIC TO ACQUIRE BROAD PATENT PORTFOLIO
FROM KARLIN TECHNOLOGY, INC. AND GARY K. MICHELSON, M.D.

- Agreement Will Also Resolve All Litigation Between the Parties -

      MINNEAPOLIS, April 22, 2005 – Medtronic, Inc. (NYSE: MDT) today announced that it has entered into an agreement to acquire substantially all of the spine-related intellectual property of Karlin Technology, Inc. and Gary K. Michelson, M.D., and related contracts, rights and tangible materials. The transaction will also resolve all outstanding litigation and disputes between the parties.

      The acquisition will transfer ownership of over 100 issued U.S. patents, over 110 pending U.S. applications and approximately 500 foreign counterparts to Medtronic. The patents pertain to novel spinal technology and techniques that have both current application and the potential for future patentable commercial products. The agreement will also transfer to Medtronic ownership of all inventions related to the diagnosis and treatment of the spine conceived or acquired by either Dr. Michelson or Karlin Technology, Inc. in the 15 years following the closing, subject to certain exclusions, and ends all of Medtronic’s ongoing royalty payments to Karlin Technology, Inc. and Dr. Michelson under existing license agreements.

      Based on initial estimates, Medtronic would acquire technology based intangible assets valued at approximately $800 million related to the purchase of the intellectual property and license agreements. A portion of the $800 million, currently estimated to be in the range of $75 to $175 million, is expected to be classified as in-process research and development which will be expensed when the transaction closes, estimated to be within the first quarter of fiscal 2006 after the parties receive requisite regulatory approvals. The remaining assets will be amortized over a period of up to 20 years. In addition, Medtronic will record the balance of the purchase price, approximately $550 million, as an expense in the fourth quarter of fiscal 2005, related to the settlement of claims by Karlin Technology, Inc. and Dr. Michelson.

      “The acquisition of this intellectual property allows Medtronic to expand its innovative portfolio of products for patients suffering from spinal disorders,” said Michael DeMane, president of Medtronic’s spinal business (Sofamor Danek). “The acquisition of these assets will also end our ongoing legal dispute with these parties and allow Medtronic to place its full focus on improving the lives of patients.”

      Medtronic will host a webcast today, Friday, April 22, 2005, at 7:30 a.m. Central Time to discuss these transactions. To listen to this webcast, please visit the Investor Relations section of Medtronic home page at http://www.medtronic.com/.

      Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

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Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004.